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                                                                    Exhibit 99.3

        TERAYON DEMONSTRATES ITS FLEXABLE SOLUTIONS AT THE NATIONAL SHOW

    Working Solutions Already Meeting Operators' Data, Video and Voice Needs

New Orleans - May 3, 2004 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband access, delivery and management solutions, is demonstrating the full range of its family of advanced FLEXable Solutions here at the 2004 National Show, one of the cable television industry's premier tradeshows. Terayon's FLEXable Solutions encompass the company's full line of data, video and voice products and platforms and are designed to generate new revenues for cable operators by enabling the delivery of new services and the enhancement of existing services.

      "Our FLEXable Solutions are generally available and meet the most demanding requirements of cable operators worldwide, from delivering high speed services, new commercial services such as T1 replacement, ad insertion and new, innovative ways to grow advertising revenues," said Zaki Rakib, Terayon's CEO. "Our history of technology innovation is matched by our commitment to apply these technologies in equally innovative solutions that help operators advance their businesses and keep them ahead of aggressive competition."

      Key FLEXable Solutions being demonstrated at the 2004 National Show include the FLEXable Commercial Services solution, the FLEXable Voice solution, the FLEXable High Definition TV solution and the FLEXable Logo Overlay solution.

PROVIDING COMMERCIAL SERVICES

      Large and small cable operators alike are pursuing commercial customers, an emerging market that has paid telecom carriers handsomely for voice and data services. Recognizing this opportunity, Terayon is demonstrating how its new FLEXable Commercial Services solution leverages the superior two-way bandwidth capacity and reliability of DOCSIS 2.0 (Data Over Cable Service Interface Specification) to enable operators to serve this lucrative market. Combining the company's proven BW 3000 line of DOCSIS 2.0 CMTSs with advanced circuit emulation technologies, Terayon's FLEXable Commercial Services solution allows operators to offer commercial-grade voice and data services that work seamlessly with a corporation's existing internal networks and back office infrastructure.

      This unique advantage of the FLEXable Commercial Services solutions immediately
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positions cable operators to capture more of the substantial corporate market and to realize a fast return on their investment.

VOIP TELEPHONY

      Major cable operators are expanding their rollouts of VoIP (Voice over Internet Protocol) telephony to generate new revenues and to reduce subscriber churn with attractive `triple play' bundles of voice, data and video services. Based on the company's BW 3500 CMTS - the only carrier-class CMTS qualified to meet DOCSIS 2.0 - Terayon's FLEXable Voice solution enables operators to offer both primary and secondary line telephony services reliably and cost-effectively.

      The superior noise resistance capabilities of DOCSIS 2.0 are particularly important for VoIP, which can be unacceptably disrupted by noise interference. The substantial two-way bandwidth of DOCSIS 2.0 is ideal for supporting large VoIP deployments as the need for upstream bandwidth quickly rises as penetration grows.

DELIVERING MAXIMUM HD PROGRAMMING

      HDTV (High Definition Television) is one of the fastest growing services for operators - and a vital one as operators face increasing competition from satellite providers' own HD services. In order to stay ahead of the competition, operators must increase the number of HD programs they offer, which can quickly consume available bandwidth due to the vast amount of bandwidth each program requires.

      Terayon's FLEXable HDTV solution demonstration shows how it addresses the voracious appetite of HD through rate shaping, the real-time adjustment of an HD program's bit rate. This allows an operator to deliver up to four HD programs in a single channel - twice what can normally be delivered - while ensuring the superior picture quality of HD is preserved. Cable operators can now easily expand their HD programming line-ups as needed to keep ahead of satellite and to generate new revenues.

      Terayon's FLEXable HDTV solution utilizes the industry-leading rate shaping capabilities of the company's proven DM 6400 CherryPicker(TM).

BRANDING THROUGH LOGO OVERLAY

      As programmers increasingly insert logos into their content, operators are challenged to maintain their own on-screen branding. Terayon's FLEXable Logo Overlay solution solves this by enabling operators to easily `overlay' their own logos into both HD and SD (Standard Definition)
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programs. This is uniquely accomplished completely within the digital domain, which ensures that picture quality is maintained and is more cost-effective than the more traditional baseband approach. Terayon's FLEXable Logo Overlay solution also enables operators to overlay animated and interactive ads directly into their HD and SD programming, thereby defeating ad skipping PVRs (Personal Video Recorders) and guaranteeing advertisers that their ads will indeed be seen by viewers.

      At the heart of Terayon's FLEXable Logo Overlay solution is the company's BP 5100 broadcast platform.

ABOUT TERAYON

      Terayon Communication Systems, Inc. provides broadband access, delivery and management solutions for broadband providers, cable companies, satellite operators and broadcasters for the delivery of advanced, carrier-class voice, data and video services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

                                      # # #

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop new, technologically advanced products; the performance and capabilities of the BP 5100 the DM 6400 CherryPicker and the BW 3500; the ability for operators to use Terayon's products in providing commercial services; the acceptance of Terayon's new products in the market; the sales of Terayon's new products; the expansion of operations by Terayon's customers and the deployment of Terayon's products in specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.